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                                                                   EXHIBIT 23.04

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 23, 1997 (except for Note 5 as to which the date is June 27, 1997 and Note 14 as to which the date is January 16, 1998), with respect to the consolidated financial statements of Station Casinos, Inc. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, included in Crescent Real Estate Equities Company's Form 8-K/A filed February 13, 1998 and to all references to our Firm included in this Registration Statement.

                                            ARTHUR ANDERSEN LLP

Las Vegas, Nevada
June 24, 1998